Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-203466) of Micromem Technologies Inc. of our report dated March 2, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ Collins Barrow Toronto LLP
Collins Barrow Toronto LLP

Toronto, Canada

March 14, 2016